SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933



GOLDEN MAPLE MINING AND LEACHING COMPANY, INC.
(Exact name of registrant as specified in its charter)

MONTANA
(State or other jurisdiction of incorporation or organization)

82-0369233
(I.R.S. Employer Identification No.)

421 Coeur d'Alene Avenue, Suite 3, Coeur d'Alene, ID 83814
(Address of principal executive offices, including zip code)

1998 NON-QUALIFIED STOCK OPTION PLAN
(Full title of the plans)

HOWARD M. OVESON, SECRETARY, 57 WEST 200 SOUTH,
SUITE 310, SALT LAKE CITY, UTAH 84101
(Name, address, including zip code, of agent for service)

(801) 359-9309
Telephone number, including area code, of agent for service


CALCULATION OF REGISTRATION FEE

                                  Proposed       Proposed
Title of                          Maximum        Maximum
Securities      Amount            Offering       Aggregate        Amount of
to be           to be             Price Per      Offering         Registration
Registered      Registered        Share          Price            Fee

Common Stock    550,000           $0.10          $55,000          $100.00
$.001 par value

     (1)This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457 under the Securities Act of 1933 and is calculated on the basis of the average anticipated cost at which employee's and consultant's options will be issued.

     (2)In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

     1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

     2.     All reports filed by the Company with the Commission pursuant to
Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, since the end of the fiscal year ended December 31, 1997.

     3. The description of the Common Stock contained in the Company's registration statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 4.     Description of Securities.

     Not applicable.


Item 5.     Interests of Named Experts and Counsel.

     Ronald N. Vance, Attorney at Law, has agreed to preform legal services for the Company in exchange for shares of Common Stock of the Company or options to purchase such shares. It is anticipated by the Company that Mr. Vance will receive options under the 1998 Non-Qualified Stock Option Plan. Additionally, it is anticipated that other attorneys who have assisted Mr. Vance and/or the Company in connection with such work will receive shares of Common Stock or options to purchase such shares. Except as disclosed above, no other expert or counsel for the Company named in this registration statement as having prepared or certified any part hereof, or as giving an opinion as to the validity of the securities being registered was employed on a contingency basis, or has or is to receive, in connection with the offering, a substantial interest in the Company. In addition no such expert or counsel is connected with the Company as a promoter, managing underwriter, voting trustee, director, officer, or employee.


Item 6.     Indemnification of Directors and Officers.

     Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act expressly authorizes a Montana corporation to indemnify its directors, officers, employees, and agents against claims or liabilities arising out of such persons' conduct in such capacities if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. In general, these provisions provide for indemnification in instances when such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

Item 7.     Exemption from Registration Claimed.

     No restricted securities are being reoffered or resold pursuant to this registration statement.


Item 8. Exhibits. The following exhibits are attached to this Registration Statement:

                   SEC
                   Reference
     Exhibit No.   No.          Description of Exhibit

     4.01          4            Specimen certificate for common stock

     4.02          4            1998 Non-Qualified Stock Option Plan

     5.01          5 & 3        Opinion of Ronald N. Vance, including consent
                                of Mr. Vance, with respect to the legality of the issuance of securities being issued

     23.01         23           Consent of Terrence J. Dunne, Certified Public
                                Accountant


Item 9.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities being offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coeur d'Alene, State of Idaho, on the 16th day of April 1998.

                                   Golden Maple Mining and Leaching Company,
                                   Inc.


                                   By /s/ Donald L. Hess, President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                    Title                         Date


/s/  Howard M. Oveson        Director, Principal           April 16, 1998
                             Accounting Officer,
                             and Principal Financial
                             Officer

/s/ Rand Eardley             Director                      April 16, 1998



/s/  Donald L. Hess          Director                      April 16, 1998

EXHIBIT NO. 4.02

GOLDEN MAPLE MINING AND LEACHING COMPANY, INC.

1998 NON-QUALIFIED STOCK OPTION PLAN

     Golden Maple Mining And Leaching Company, Inc., a Montana corporation, (the "Company"), hereby adopts this 1998 Non-Qualified Stock Option Plan (the "Plan") this 16th day of April 1998, under which options to acquire stock of the Company may be granted from time to time to employees and consultants of the Company or its subsidiaries, if any. In addition, at the discretion of the board of directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals who contribute to the success of the Company or its subsidiaries, if any, and are not employees of the Company, all on the terms and conditions set forth herein.

     1. PURPOSE OF THE PLAN. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assisting in the future success of the Company, and rewarding those individuals who have contributed to the success of the Company. It is designed to aid the Company in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who are perceived by management as having contributed to the success of the Company or who re important to the continued business and operations of the Company. The above aims will be effectuated through the granting of options ("Options") to purchase shares of common stock of the company, par value $.001 per share (the "Stock"), subject to the terms and conditions of this Plan.

     2. EFFECTIVE DATE. The Plan shall become effective immediately on adoption by the board of directors of the Company (the "Board").

     3. ADMINISTRATION OF THE PLAN. Administration of the Plan shall be by the Board. Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of the Plan or specific administrative duties with respect to the Plan, on such terms and to such committees of the Board as it deems proper; provided however, that if less than the entire Board is administering the Plan or grants under the Plan, action may be taken only by a committee of two or more "disinterested directors" as that term is defined in Rule 16b-3, and the regulations and releases thereunder all as promulgated by the Securities and Exchange Commission under authority of the Securities Exchange Act of 1934, as amended. Any option approved by the Board shall be approved by a majority vote of those members of the Board in attendance at a meeting at which a quorum is present. Any option approved by a committee designated by the Board shall be approved as specified by the Board at the time of delegation. The interpretation and construction of the terms of the Plan by the Board or a duly authorized committee shall be final and binding on all participants in the Plan absent a showing of demonstrable error. No member of the Board or duly authorized committee shall be liable for any action taken or determination made in good faith with respect to the Plan.

     4. SHARES OF STOCK SUBJECT TO THE PLAN. A total of five hundred fifty thousand (550,000) shares of Stock may be subject to, or issued pursuant to, Options granted under the terms of this Plan. Any shares subject to an Option under the Plan, which Option for any reason expires or is forfeited, terminated, or surrendered unexercised as to such shares, shall be added back to the total number of shares reserved for issuance under the terms of this Plan, and if any right to acquire Stock granted under the Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of Stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

     5. RESERVATION OF STOCK ON GRANTING OF OPTION. At the time of granting any Option under the terms of this Plan, there will be reserved for issuance on the exercise of the Option the number of shares of Stock of the Company subject to such Option. The Company may reserve either authorized but unissued shares or issued shares that have been reacquired by the Company.

     6. ELIGIBILITY. Options under the Plan may be granted to employees, including officers, and directors of the Company or its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company, but performed bona fide services to the Company, as may be deemed in the best interest of the Company by the Board or a duly authorized committee. Such Options shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Board or a duly authorized committee, all as may be within the general provisions of this Plan.

     7.     TERM OF OPTIONS AND CERTAIN LIMITATIONS ON RIGHT TO EXERCISE.

          (a) Each Option shall have the term established by the Board or duly authorized committee at the time the Option is granted but in no event may an Option have a term in excess of five (5) years.

          (b) The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the written provisions of the Option.

          (c) Unless otherwise specifically provided by the written provisions of the Option, no holder or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until the holder exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only to the extent of the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date the Stock subject to the Option is acquired by the holder.

          (d) Options under the Plan shall vest and become exercisable at such time or times and on such terms as the Board or a duly authorized committee may determine at the time of the grant of the Option.

          (e) Options granted under the Plan shall contain such other provisions, including, without limitation, further restrictions on the vesting and exercise of the Option, as the Board or a duly authorized committee shall deem advisable.

          (f) In no event may an Option be exercised after the expiration of its term.

     8. EXERCISE PRICE. The exercise price of each Option issued under the Plan shall be determined by the Board or a duly authorized committee on the date of grant.

     9. PAYMENT OF EXERCISE PRICE. The exercise of any Option shall be contingent on receipt by the Company of cash, certified bank check to its order, or other consideration acceptable to the Company; provided, that at the discretion of the Board or a duly authorized committee, the written provisions of the Option may provide that payment can be made in whole or in part in shares of Stock of the Company, which Stock shall be valued at its then fair market value as determined by the Board or a duly authorized committee, or by the surrender or cancellation of other rights to Stock of the Company. Any consideration approved by the Board or a duly authorized committee, that calls for the payment of the exercise price over a period of more than one year shall provide for interest, which shall not be included as part of the exercise price, that is equal to or exceeds the imputed interest provided for in section 483 of the Code or any amendment or successor section of like tenor.

     10. WITHHOLDING. If the grant or exercise of an Option pursuant to this Plan is subject to withholding or other trust fund payment requirements of the Code or applicable state or local laws, such requirements may, at the discretion of the Board or a duly authorized committee and to the extent permitted by the terms of the Option and the then governing provisions of the Code and the Exchange Act, be met (i) by the holder of the Option either delivering shares of Stock or canceling Options or other rights to acquire Stock with a fair market value equal to such requirements; (ii) by the Company withholding shares of Stock subject to the Option with a fair market value equal to such requirements; or (iii) by the Company making such withholding or other trust fund payment and the Option holder reimbursing the Company such amount paid within 10 days after written demand therefor from the Company.

     11. DILUTION OR OTHER ADJUSTMENT. In the event that the number of shares of Stock of the Company from time to time issued and outstanding is increased pursuant to a stock split or a stock dividend, the number of shares of Stock then covered by each outstanding Option granted hereunder shall be increased proportionately, with no increase in the total purchase price of the shares then so covered, and the number of shares of Stock subject to the Plan shall be increased by the same proportion. In the event that the number of shares of Stock of the Company from time to time issued and outstanding is reduced by a combination or consolidation of shares, the number of shares of Stock then covered by each outstanding Option granted hereunder shall be reduced proportionately, with no reduction in the total purchase price of the shares then so covered, and the number of shares of Stock subject to the Plan shall be reduced by the same proportion. In the event that the Company should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Stock of the Company, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of section 355 of the Code or any amendment or successor statute of like tenor, then the total purchase price of the Stock then covered by each outstanding Option shall be reduced by an amount that bears the same ratio to the total purchase price then in effect as the market value of the stock distributed in respect of a share of the Stock of the Company, immediately following the distribution, bears to the aggregate of the market value at such time of a share of the Stock of the Company plus the stock distributed in respect thereof. In the event that the Company distributes the stock of a subsidiary to its shareholders, makes a distribution of a major portion of its assets, or otherwise distributes significant portion of the value of its issued and outstanding Stock to its shareholders, the number of shares then subject to each outstanding Option and the Plan, or the exercise price of each outstanding Option, may be adjusted in the reasonable discretion of the Board or a duly authorized committee. All such adjustments shall be made by the Board or duly authorized committee, whose determination upon the same, absent demonstrable error, shall be final and binding on all participants under the Plan. No fractional shares shall be issued, and any fractional shares resulting from the computations pursuant to this section shall be eliminated from the respective Option. No adjustment shall be made for cash dividends, for the issuance of additional shares of Stock for consideration approved by the Board, or for the issuance to stockholders of rights to subscribe for additional Stock or other securities.

     12. OPTIONS TO FOREIGN NATIONALS. The Board or a duly authorized committee may, in order to fulfill the purposes of this Plan and without amending the Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to provide such individuals with essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

     13. ASSIGNMENT. No Option granted under this Plan shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code. Except as permitted by the foregoing, each Option granted under the Plan and the rights and privileges thereby conferred shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment, or similar process. On any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option, or of any right or privilege conferred thereby, contrary to the provisions thereof, or on the levy of any attachment or similar process on such rights and privileges, the Option and such rights and privileges shall immediately become null and void.

     14. EFFECT OF TERMINATION OF EMPLOYMENT. In the event that any holder is terminated or resigns from his or her position with the Company or a subsidiary within six months of the grant of an award, any unexercised portion of such Option shall immediately become null and void and such holder shall have no further rights thereunder. In the event that any officer or employee of the Company or a subsidiary is terminated at any time for, in the determination of the Board or a duly authorized committee, gross negligence in the performance of his or her duties, substantial failure to meet written standards established by the Company for the performance of his or her duties, criminal misconduct, or willful or gross misconduct in the performance of his or her duties, the Board or a duly authorized committee may cancel any and all rights such individual may have in the unexercised portion of any Option held at the time of termination. The Board or a duly authorized committee may, at the time of the grant of the Option, establish any other restrictions on the exercise of such Option subsequent to the termination or resignation of any individual that it deems appropriate. The foregoing paragraph shall not apply to consultants who are issued options.

     15. LISTING AND REGISTRATION OF SHARES. Each Option shall be subject to the requirement that if at any time the Board shall determine, in its sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     16. EXPIRATION AND TERMINATION OF THE PLAN. The Plan may be abandoned or terminated at any time by the Board or a duly authorized committee except with respect to any Options then outstanding under the Plan. The Plan shall otherwise terminate on the earlier of the date that is: (i) ten years after the date the Plan is adopted by the Board; or (ii) ten years after the date the Plan is approved by the shareholders of the Company.

     17. FORM OF OPTIONS. Options granted under the Plan shall be represented by a written agreement which shall be executed by the Company and the holder and which shall contain such terms and conditions as may be determined by the Board or a duly authorized committee and permitted under the terms of this Plan.

     18. NO RIGHT OF EMPLOYMENT. Nothing contained in this Plan or any Option awarded pursuant to this Plan shall be construed as conferring on a director, officer, or employee any right to continue or remain as a director, officer, or employee of the Company or its subsidiaries.

     19. AMENDMENT OF THE PLAN. This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. Subject to the foregoing and the limitations, the Board or a duly authorized committee may modify and amend the Plan in any respect.

                               Golden Maple Mining and Leaching Company, Inc.

                               By /s/ Donald L. Hess, President

ATTEST:
     The undersigned hereby attests to this Golden Maple Mining And Leaching Company, Inc. 1998 Non-Qualified Stock Option Plan.

                               Golden Maple Mining and Leaching Company, Inc.

                               By /s/ Howard M. Oveson, Secretary

EXHIBIT NO. 5.01

RONALD N. VANCE, P.C.
ATTORNEY AT LAW
57 West 200 South
Suite 310
Salt Lake City, UT  84101

April 16, 1998

Board of Directors
Golden Maple Mining and Leaching Company, Inc.
421 Coeur d'Alene Avenue
Suite 3
Coeur d'Alene, ID 83814

     Re: Golden Maple Mining and Leaching Company, Inc.; Registration
         Statement on Form S-8

Gentlemen:

     I have been retained by Golden Maple Mining and Leaching Company, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

     In connection with this request, I have examined the following:

     1.Articles of Incorporation of the Company, and amendments thereto; 2.Bylaws of the Company;
     3.Unanimous consent resolutions of the Company's board of directors; 4.The Registration Statement; and
     5.The Company's 1998 Non-Qualified Stock Option Plan.

     I have examined such other corporate records and documents and have made such other examinations as I have deemed relevant.

     Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Montana.

     This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

     Further, I consent to my name being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                                 Sincerely,

                                                 /s/ Ronald N. Vance


EXHIBIT NO. 23.01

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     I have issued my report dated February 17, 1998, accompanying the financial statements of Golden Maple Mining and Leaching Company, Inc. for its annual report on Form 10-KSB for the fiscal year ended December 31, 1997, and hereby consent to the incorporation by reference to such report in this Registration Statement on Form S-8.

/s/ Terrence J. Dunne, Certified Public Accountant

April 16, 1998